Exhibit 99.2

CONSENT OF DIRECTOR NOMINEE

I hereby consent to being named in the Registration Statement on Form S-11 of Cherry Hill Mortgage Investment Corporation (the “Company”), and to serve as a director of the Company upon my appointment to the board of directors of the Company.

Dated: May 28, 2013

/s/ Joseph J. Murin
Joseph J. Murin